Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement of MainSource Financial Group, Inc. on Form S-4 of our report dated January 28, 2005, on our audits of the consolidated financial statements of Union Community Bancorp as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003, and 2002. We also consent to the references to our firm under the caption “Independent Registered Public Accounting Firms and Experts.”

/s/ BKD, LLP

Indianapolis, Indiana
December 27, 2005